Exhibit 23.1





Consent of Independent Public Accountants



Board of Directors
Mid-Wisconsin Financial Services, Inc.
Medford, Wisconsin


We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-37264) and Form S-3 (No. 333-138229) of Mid-Wisconsin Financial Services, Inc. of our report dated February 20, 2007, relating to the consolidated balance sheets of Mid-Wisconsin Financial Services, Inc. and Subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders' equity, and cash flows for the three years in the period ended December 31, 2006, which appears in the December 31, 2006, annual report on Form 10-K of Mid-Wisconsin Financial Services, Inc.



Wipfli LLP


March 23, 2007
Wausau, Wisconsin